EXHIBIT 10.5

July 30, 2007

Michael A. Bates

[address]

Dear Michael,

On behalf of Emphasys Medical, Inc., a Delaware corporation (the “Company”), I am extremely pleased to invite you to become a member of the Company’s Board of Directors (the “Board”), as well as Chairman of the Audit Committee. It is our belief that your skills, expertise and knowledge will prove very helpful for the Company.

In connection with your service as director, you will receive a non-qualified stock option for 137,500 shares of the Company’s Common Stock (the “Director Option”) pursuant to the Company’s 2000 Stock Plan (the “Plan”). The Director Option will be issued at the next meeting of the Board or upon execution of a unanimous written consent signed by all of the directors (the “Grant Date”). The exercise price will equal the fair market value of the Common Stock, as determined by the Board on the date of grant. The shares underlying the Director Option will vest and become exercisable as follows: one-third (1/3rd) of the shares will vest and become exercisable each year on the anniversary date of the grant, provided you remain a Director on such dates.

At each annual meeting of the Company’s Board, provided that you have been a director for at least six months, you will be entitled to receive an additional annual grant of 10,000 shares of the Company’s Common Stock under the Plan, or such other equity incentive plan adopted by the Board (the “Annual Grant”). The shares underlying each Annual Grant will vest 100% on the day prior to the next year’s annual stockholder meeting, provided you remain a Director on such date.

The Director Option and any Annual Grants will be subject to the terms and conditions of the Plan and the stock option agreement evidencing the Director Option and the Annual Grant. The exercise price per share will be equal to the fair market value of the Company’s common stock on the date of grant, as determined by the Board in accordance with the Plan.

In addition, in the event of a Change of Control (as defined in the Plan), the vesting under the Director Option and any Annual Grant will accelerate such that 100% of the unvested portion shall become vested and exercisable immediately prior to the consummation of the Change of Control.

You will also be paid a retainer of $35,000 per year (payable quarterly) for your services as a director, as well as an additional $15,000 per year (payable quarterly) for your role as Chairman of the Audit Committee.

In accepting this offer, you are representing to us that (i) you do not know of any conflict that would restrict you from becoming a director of the Company, and (ii) you will not provide the Company with any documents, records or other confidential information belonging to any other parties. Nothing in this offer or the stock option agreement should be construed to interfere with or otherwise restrict in any way the rights of the Company and the Company’s stockholders to remove any individual from the Board at any time in accordance with the provisions of the applicable laws.

We are looking forward to having you join the Emphasys Board of Directors. We believe that your enthusiasm and past experience will be an asset to the Company and that you will have a positive impact on the organization. If you have any questions, please call me at (650) 326-2656, ext. 109.

Sincerely,

On behalf of the Board of Directors
Emphasys Medical, Inc.

Hank Plain
Chairman of the Board

My signature below represents my acceptance of this agreement.

/s/ Michael Bates
Michael A. Bates

August 3, 2007
Date

August 3, 2007
Agreed start date